Exhibit 99.1

(  BW)(IL-NEOPHARM)(NEOL) NeoPharm, Inc. Announces Pricing of Public Offering of Common Stock

Business Editors/Health/Medical Writers
BIOWIRE2K

LAKE FOREST, Ill.—(BUSINESS WIRE)—Jan. 22, 2004—NeoPharm, Inc. (Nasdaq/NM:NEOL) announced that the public offering of 3,750,000 shares of its common stock was priced at $18.25 per share. The offering consists of 3,750,000 shares to be sold by NeoPharm, Inc.

The offering is being made from a registration statement filed with the Securities and Exchange Commission, which became effective on December 17, 2003.

NeoPharm intends to use the approximately $63.8 million in net proceeds from the offering to fund clinical trials of its lead product candidates and for clinical and pre-clinical studies for its other product candidates; for potential licenses and acquisitions of other businesses or complementary products and technologies; and for working capital, capital expenditures and other general corporate purposes.

UBS Securities LLC is acting as the sole book-running manager of this offering. Robert W. Baird & Co. Incorporated, First Albany Capital Inc., and JMP Securities LLC, are acting as co-managers.  NeoPharm granted the underwriters an option to purchase an aggregate of 562,500 additional shares of common stock within 30 days after the offering to cover over-allotments incurred in the offering, if any.  This offering of the shares of common stock may be made only by means of a prospectus, a copy of which is available from UBS Securities LLC, 299 Park Avenue, New York, NY 10171. The Company expects to complete the sale of these shares on or about January 27, 2004.

This news release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to any registration or qualification under the securities laws of any such state.

About NeoPharm

NeoPharm, Inc., based in Lake Forest, IL, is a publicly traded biopharmaceutical company dedicated to the research, discovery and commercialization of new and innovative cancer drugs for therapeutic applications. The Company has a broad portfolio of compounds in various stages of development.

Forward Looking Statements - This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “evidences” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements relating to the Company’s drug development program and any other statements that are not historical facts including, but not limited to, the risk that this sale of shares of NeoPharm’s common stock is not completed and other risk factors detailed from time to time in filings the Company makes with the Securities and Exchange Commission including our annual reports on Form 10-K and our quarterly reports on Forms 10-Q. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.

—30—YM/cg*

CONTACT:           NeoPharm, Inc.
Larry Kenyon, 847-295-8678 x 210
lkenyon@neophrm.com
Paul Arndt, 847-295-8678 x 215
parndt@neophrm.com
or
MontRidge, LLC
Janet Dally, 203-894-8038 (Investors)
or
Outlook Marketing
Kristin Fayer, 847-509-3099 (Media)